bakertilly

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the inclusion of our report dated April 6, 2016, relating to the 2015 consolidated financial statements of Talon Real Estate Holding Corp., which includes an explanatory paragraph relating to the Company's ability to continue as a going concern and appears in this annual report on Form 10-K for the year ended December 31, 2016.

Baker Tilly Virchow Krause LLP

Minneapolis, Minnesota
April 15, 2019